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                                                                    EXHIBIT 99.3

                                October 19, 2001

VIA FACSIMILE
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G & L Realty Corp.
439 North Bedford Drive
Beverly Hills, California 90210

Attn:   Special Committee of the
        Board of Directors

Gentlemen:

          Reference is hereby made to the Agreement and Plan of Merger (the "Merger Agreement"), dated as of May 10, 2001, between G & L Acquisition, LLC (the "Acquiror") and G & L Realty Corp. (the "Company"), as amended by Amendment No. 1, dated as of September 28, 2001, and to our letter dated September 28, 2001 to the Special Committee (the "Limited Waiver"), our letter dated October 16, 2001 to the Special Committee and the letter dated October 17, 2001 from our counsel, Heller Ehrman White & McAuliffe LLP, to Sharon Kroupa of Ballard Spahr Andrews & Ingersoll, LLP.

          It is our understanding that the Special Committee is considering making a counterproposal to Lyle Weisman and his associates (the "WGFK Group"). To allow the Special Committee to make a counterproposal to the WGFK Group, we will agree (i) to release the Company from any and all claims that we otherwise may have that the Limited Waiver has been retroactively revoked and thereby
Section 4.1 of the Merger Agreement has been breached by the Company, (ii) to not take any action to terminate the Merger Agreement as a result of any such alleged breach of Section 4.1 thereof and (iii) to forbear from any injunctive action or other similar interference with any tender offer by the WGFK Group that the Special Committee determines constitutes a Superior Acquisition Proposal (as defined in the Merger Agreement), but only if the Special Committee requires that, as a condition precedent to any approval or recommendation of any acquisition proposal by the WGFK Group, any determination that such an acquisition proposal constitutes a Superior Acquisition Proposal or any withdrawal, discontinuance or modification of its approval or recommendation of the Merger Agreement or the Merger (as defined in the Merger Agreement), and before the Company or the undersigned exercises any right it may have to terminate the Merger Agreement under Article VII thereof, the

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G & L Realty Corp.
October 19, 2001
Page 2

WGFK Group shall have paid to the Company the sum of $2.5 million in immediately available funds which will be applied by the Company without restriction to fulfill its obligations under Article VII of the Merger Agreement. It is understood that the only circumstances in which the Company will be obligated to pay that or any other amount to the WGFK Group is if the Company breaches its obligations to the WGFK Group or if the Special Committee or the Board of Directors withdraws its recommendation of the acquisition proposal by the WGFK Group and recommends an alternative acquisition transaction. We assume that the counterproposal and any further arrangements with the WGFK Group will contain such other provisions, including unconditional assurances of financing and assurances of the ability to perform with respect to any liability for damages, as the Special Committee deems appropriate to protect the Company.

          In addition, Messrs. Gottlieb and Lebowitz shall be afforded five business days' advance notice of any record date for a vote of common stockholders or any tender offer for common stock of the Company relating to any acquisition by the WGFK Group or any of its affiliates such that, prior to such record date or tender offer, Messrs. Gottlieb and Lebowitz are permitted to become record holders of the shares of common stock issuable to them on exercise of any outstanding options, whether or not then vested, held by them.

          If the foregoing is acceptable, please so indicate by causing a copy of this letter to be executed by the Special Committee on behalf of the Company. It is understood that this letter shall not in any manner affect Acquiror's rights under the Merger Agreement other than as set forth herein, including
Article VII of the Merger Agreement relating to termination.

                                        Very truly yours,

                                        G & L ACQUISITION, LLC


                                        By: /s/ Daniel M. Gottlieb
                                            ---------------------------------
                                              Daniel M. Gottlieb, Member

                                        By: /s/ Steven D. Lebowitz
                                            ---------------------------------
                                              Steven D. Lebowitz, Member

ACCEPTED AND AGREED TO:

SPECIAL COMMITTEE OF THE BOARD OF DIRECTORS
ON BEHALF OF G&L REALTY CORP.


By  /s/ S. Craig Tompkins
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     S. Craig Tompkins, Chairman